Exhibit 10.1
[Volterra Letterhead]
August 5, 2007
Mike Burns
[Address omitted for privacy reasons]

Re:	Employment Terms
Dear Mike:
Volterra Semiconductor Corporation (the “Company”) is pleased to offer you the position of Vice President and Chief Financial Officer, reporting to Jeff Staszak, President and Chief Executive Officer of the Company. Your duties and responsibilities shall be assigned to you by the Company, consistent with the above-described position. You will work at the Company’s headquarters, currently located at 3839 Spinnaker Ct., Fremont, CA 94538. The Company may change your position, duties, and work location from time to time in its discretion.
Your compensation will initially be $8,269.23 bi-weekly ($215,000 per year), less payroll deductions and all required withholdings. You will be paid bi-weekly and you will be eligible for the following standard Company benefits: Medical, Dental, Vision, Life/ADD, LTD, 401k, ESPP (Employee Stock Purchase Plan), PTO (Paid Time-Off) and holidays. You will initially accrue PTO at the rate of 15 days per year, in accordance with the Company’s standard policies and procedures. Details about these benefits are provided in the Company’s employee handbook and Summary Plan Descriptions, available for your review. In addition to the standard company benefits, and subject to approval by the Company’s Board of Directors or a committee thereof (the “Board”), you will also be eligible to participate in the Company’s annual Management Bonus Program, with an initial target bonus equal to up to thirty percent (30%) of your annual salary. Please note that the Company’s compensation and benefits policies may change from time to time in its discretion.
Subject to approval by the Board, and pursuant to the Company’s 2004 Equity Incentive Plan (the “Plan”), the Company shall grant you an option to purchase 100,000 shares of the Company’s common stock (the “Option”) at the fair market value as determined in accordance with the Plan. The Option grant shall be effective on the first day of the month following the date you commence employment (the “Grant Date”), and shall be subject to the terms and conditions of the Plan and your grant agreement. Your Option shall be subject to a four year vesting schedule, under which twenty-five percent (25%) of your Option shares will vest after twelve (12) months following the Grant Date, with the remaining shares vesting in equal quarterly installments over the next three years, until either the Option is fully vested or your employment ends, whichever occurs first.
On your start date, the Company will pay you a sign-on bonus in the amount of $65,000, less required payroll deductions and withholdings (the “Bonus”). If within the first year of your employment (the “Initial Year”), you resign your employment, or if during such Initial Year the Company terminates your employment for Cause (as defined herein), you agree to repay a pro rata portion of the Bonus, in proportion to the number of months employed during such Initial Year. If the Company terminates your employment without Cause during such Initial Year, you shall not be required to repay the Bonus. For purposes of this letter, “Cause” shall mean a termination by the Company for any one or more of the following reasons: (i) embezzlement, misappropriation of corporate funds, or other acts of dishonesty; (ii) the conviction, plea of guilty, or nolo contendere to any felony or of any misdemeanor involving moral turpitude; (iii) engagement in any activity that you know or should know could materially harm the business or reputation of the Company; (iv) material violation of any statutory, contractual, or common law duty or obligation owed by you to the Company; (v) material breach of your Employee Proprietary Information and

Inventions Agreement; or (vi) repeated failure to substantially perform your assigned duties or responsibilities. This bonus does not affect the at-will nature of your employment.
As a Company employee, you will be expected to abide by Company policies and procedures, and acknowledge in writing that you have read and will comply with the Company’s employee handbook. As a condition of employment, you must read, sign and comply with the attached Employee Proprietary Information and Inventions Assignment which prohibits unauthorized use or disclosure of Company proprietary information.
In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the Company any unpublished documents or property belonging to any former employer or third party that you are not authorized to use and disclose. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company. By accepting employment with the Company, you are representing that you will be able to perform your job duties within these guidelines.
Normal business hours are from 9:00 a.m. to 6:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.
Your employment relationship is at will, and nothing in this Agreement shall affect the at-will nature of your employment. You may terminate your employment with Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by another officer of the Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.
This letter, together with your Employee Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of the Company.
Please sign and date this letter and the enclosed Employee Proprietary Information and Inventions Agreement, and return them to me by August 7, 2007, if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on August 20, 2007.

Note: This offer will be contingent upon a successful completion of the mandatory background check. Please feel free to contact us in case of any questions on the process. Thank you.
We look forward to your favorable reply and to a productive and enjoyable work relationship.
Sincerely,

/s/ Jeff Staszak
Jeff Staszak
President and Chief Executive Officer Volterra Semiconductor Corporation
I accept your offer as stated and will begin employment on August 20, 2007.
Accepted:

/s/ Mike Burns Mike Burns	August 6, 2007 Date
Attachment: Employee Proprietary Information and Inventions Agreement